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                                                                   EXHIBIT 10.14

                                 EMPLOYMENT AGREEMENT

This document constitutes an Employment Agreement (hereinafter the "Agreement") dated September 1, 1996 (hereinafter "Date of this Agreement"), by and between Visual Information Service Corp., an Illinois corporation (hereinafter "Company" or "VIScorp"), and Hugh A. Jencks (hereinafter the "Employee").

INTRODUCTION

The Employee has extensive experience in set up and management of cable television companies including full responsibility for budgets, cash flow, franchise negotiations and relations, staffing and day-to-day operations. Further Employee has experience in several interactive technologies and their roll out to a subscriber base.

Employee has served Company in a consulting basis as Chief Operating Officer from June 19, 1996 to September 1, 1996 and has performed all associated duties in a fully satisfactory manner. The Company wishes to secure the Employee's talents and services, and Employee wishes to provide them to the Company.

Now therefore, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

1.  EMPLOYMENT AND TERM:

    1.1 The terms of this Agreement shall be for two (2) years (hereinafter "Term of this Agreement"), commencing on the Date of this Agreement. Company hereby agrees to employ Employee, and Employee hereby accepts such employment for the Term of this Agreement.

    1.2 This Agreement may be terminated prior to the end of the Term of this Agreement only as provided in the below Sections 6 and 7 of this Agreement.

2.  PERFORMANCE AND SCOPE:

    2.1 During the Term of this Agreement, unless otherwise mutually agreed to in writing by Employee and Company, Employee agrees to devote his full time and best efforts in the discharge of his duties on behalf of Company.

    2.2 During the Term of this Agreement, Employee will, at a minimum, serve as Chief Operating Officer.

    2.3 During the Term of this Agreement, Employee will report to the Chief Executive Officer.

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    2.4  During the Term of this Agreement, Employee will be responsible for all day-to-day operations including the establishment and implementation of all policies and procedures in accordance with normal business practices, and other efforts related to fulfilling the Company's overall business mission. Employee shall perform all such other duties as may be assigned to him which are consistent with Employee's stature, position and experience.

3.  CASH & OTHER COMPENSATION

    3.1 Effective as of the Date of this Agreement, Company shall provide Employee with an initial base cash salary of one hundred twenty thousand dollars ($120,000.00) per year. Payment will be made twenty six (26) times per year on every other Friday during the Term of this Agreement. The initial base cash salary will be effective for twelve (12) months from the Date of this Agreement.

    3.2 Employee's base cash salary compensation level will be reviewed at least annually during the Term of this Agreement and be increased at a rate no less than five percent (5.0%) effective upon the first (1st) day of the thirteenth (13th) and twenty-fifth (25th) months of employment, as measured from the Date of this Agreement.

    3.3 Company agrees to provide Employee with any and all fringe benefits generally provided to Company's Senior Executives, Officers, Directors and employees, and their dependents.

    3.4 Employee will be entitled to participate in any Company cash, stock incentive or bonus plans provided to Executives, Officers, or Directors of the Company.

4.  EQUITY INCENTIVES

    4.1 In consideration for services to be provided by Employee during the Term of this Agreement, Company will provide Employee with fully vested common stock options at a par value of $0.625 per option on a fully diluted basis (as defined in Section 5 below), as provided for in Sections 4.2, 4.3 and 4.4 below. Stock options may only be exercised in accordance with all applicable laws and regulations.

    Note that Sections 6 and 7 below cover arrangements regarding stock option incentives in event of early termination of Employee's services and/or this Agreement.

    4.2 Effective as of the Date of this Agreement, Company will initially grant to Employee an incentive stock option (hereinafter "ISO") at a par value of $0.625 per option on a fully diluted basis. This initial ISO grant shall consist of two hundred and fifty thousand (250,000) fully diluted shares of Company's common stock.


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    Vesting of this ISO shall be as follows:

         -    At Date of this Agreement:                          25,000 shares
         -    At end of first year:                              100,000 shares
         -    At end of second year:                             125,000 shares

    At the end of the first (1st) year of this Agreement, Company will, if necessary, accelerate the vesting of the initial ISO to the Employee to increase to the total amount of all non-vested shares.

    4.3 Any additional ISOs provided pursuant to Section 4.2 will be exercisable on the same basis as the options set forth under Section 4.1.

    4.4 If in the case that Company is acquired or sold during the period of the Term of this Agreement, any and all non-vested shares will be fully vested at time of such acquisition or sale.

    4.5 The exercise period during which Employee may exercise his/her rights regarding all ISOs granted to Employee under the Term of this Agreements shall extend for a minimum of three (3) years after expiration or termination of this Agreement, without regard to the reason for expiration or termination of this agreement, except as may be otherwise noted in Sections 6.1 and 6.2 below.

5.  DEFINITION OF "FULLY DILUTED" SHARES:

    For purposes of this Agreement, "fully diluted" shares is defined as the total common equivalent shares consisting of all outstanding common stock, preferred stock, stock purchase warrants, stock options, debt convertible to stock, and any other outstanding securities or rights to acquire equity interests in Company.

6.  TERMINATION

    6.1 COMPANY TERMINATION FOR JUST CAUSE: The Company may only terminate the employment of Employee for just cause limited only to nonperformance of duties as defined in Section 2 (above) or for proven malfeasance.

    If Employee is terminated for just cause, Employee will be compensated at Employee's then-current rate of base cash compensation up to the date of termination, plus accrued vacation or other vested benefits, if any, in accordance with Company policy.

    For the period from effective Date of this Agreement to the date of termination, employee will be entitled to vested stock options as specified in Section 4.2 (above). Company will, if necessary, accelerate the vesting on options issued pursuant to Sections 4.2 and 4.3 (above) and Company shall grant additional vested stock options, if necessary, to achieve the vested share value pursuant to this section.


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    In the event of termination for just cause, Employee will have ninety (90)
    day period from the date of termination to exercise any vested stock options as of the date of termination. Employee will not be entitled to any further benefits under this Agreement following the date of termination.

    6.2 COMPANY TERMINATION FOR OTHER THAN JUST CAUSE: If Company terminates the employment of Employee for any reason other than just cause, Employee will be entitled to the following:

         6.2.1 Six (6) months current base cash salary and continuance of full benefits for a period not to exceed six (6) months from the employee's last day of work plus payment of accrued vacation and other vested benefits, if any;

         6.2.2 Accelerated vesting of all outstanding incentive stock options held by Employee as of the date of termination;

         6.2.3 Extension of the exercise period on all vested options to ninety (90) days from the date of termination.

    6.3 EMPLOYEE VOLUNTARY TERMINATION: Employee may terminate his employment at any time by providing two (2) months' advance notice in writing. In the event of voluntary termination, Employee will be entitled to the compensation arrangements set forth in Section 6.1 (above), unless such termination is in connection with the relocation of the Company, the acquisition or sale of the Company, or disability or death (see Sections 6.4, 6.5 and 7.3 below).

    6.4 TERMINATION DUE TO COMPANY RELOCATION: If Company relocates the facilities where Employee normally reports to work outside of a fifty (50) mile driving distance from the Company offices as of the Date of this Agreement, at any time during the Term of this Agreement, Employee may elect to terminate employment and will be entitled to financial compensation arrangements set forth in Section 6.2.2 and the stock compensation set forth in Section 6.1.

    6.5 Termination due to disability or death: In the event of forced termination of Employee's services under this Agreement due to disability or death, Employee or Employee's estate will be entitled to the stock compensation arrangement set forth in Sections 4.2 and 6.2.


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7.  OTHER TERMINATION EVENTS
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    7.1  In addition to termination of employment pursuant to the above Section
    6, this Agreement will also be terminated upon occurrence of any one, or combination, of the following events:

         7.1.1 The closing of a public offering of the Company's common stock

         7.1.2 the sale of all or substantially all of the Company's assets to another individual, corporation or other entity, or

         7.1.3 the merger or acquisition of the Company into or by any other entity.

         For the purpose of Section 7.1.3, "merger" or "acquisition" is defined as a new investor (i.e., with no equity ownership on the date of this Agreement), existing investor, or any combination of new and/or existing investors, acquiring a fifty (50) percent or greater ownership position in a single transaction or a series of transactions within the Term of this Agreement. In the case of a merger or acquisition occurring during the Term of this Agreement, Employee will be entitled to the benefits set forth in Section 7.2 (below).

    7.2  In the event of early termination of this Agreement pursuant to
    Section 7.1, the vesting of options previously issued pursuant to Sections
    4.2 and 4.3 will be accelerated and Employee will be issued fully vested options immediately prior to the terminating event at the stated par value (i.e. $0.625 per share).

    Employee will also be entitled to the severance benefits defined in Section
    6.2 (above).

    7.3 In the event of termination of this Agreement due to a merger or acquisition of the Company as defined in Section 7.1, Employee and Company will have thirty (30) days following the date of the merger or acquisition in which to agree to a replacement employment agreement. If no new agreement is reached within thirty (30) day period, the Employee may, at Employee's sole option, terminate employment with the Company and will be entitled to all the severance benefits set forth in Section 6.2 (above), regarding "Company termination for other than just cause".

8.  NON-COMPETITION & CONFIDENTIAL INFORMATION:
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    Employee shall execute the Company's standard agreement regarding non-competition and the protection of the Company's confidential information which shall survive the termination of this Agreement for a period of one (1) year.


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9.  ENTIRE AGREEMENT, AMENDMENT:
---------------------------------

    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter and supersedes all prior agreements, representations and understandings of the parties hereto with respect to the subject matter hereof. This Agreement may be supplemented, modified or amended only by a written instrument executed by each of the parties hereto.


IN WITNESS WHEREOF, the parties have executed this Agreement on the date below written.



 /s/ Hugh A. Jencks          9/1/96           /s/ William H. Buck      1 Sept 96
-----------------------------------         -----------------------------------

Hugh A. Jencks                              William H. Buck, CEO
                                            Visual Information Service Corp.
                                            111 North Canal Street
                                            Chicago, IL  60606





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